Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-61598-99, No. 333-113684, No. 333-129454, and No. 333-230575) of TXNM Energy, Inc. of our report dated June 26, 2025, relating to the financial statements and supplemental information of the TXNM Energy, Inc. Retirement Savings Plan (the “Plan”) as of and for the year ended December 31, 2024, appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2024.

/s/ Moss Adams LLP

Campbell, California
June 26, 2025